Exhibit 11

Aegon Ltd. Insider Dealing Policy Version 1.8 March 2025

Contents

About this policy	4

1. Application of this policy	5

1.1 Purpose	5

1.2 Scope	5

1.3 Local requirements	5

1.4 Policy setup	5

1.5 Sunset provision	6

2. Inside Information and disclosure	6

2.1 Inside Information	6

2.2 Precise nature	6

2.3 Not made public	6

2.4 Significant effect	6

2.5 Public disclosure of Inside Information	6

2.6 How to manage Inside Information	7

3. Insider categories and identification	8

3.1 Criteria for the identification of Insiders	8

3.2 Insider categories	10

3.3 Temporary Insiders	10

3.4 Permanent Insiders	10

3.5 Person Discharging Managerial Responsibilities	11

3.6 Persons Closely Associated with PDMR’s	11

3.7 Expired	11

3.8 All other Employees (Non-Insiders)	11

4. General principles for all Aegon employees	12

4.1 No Insider Dealing	12

4.2 No recommending or encouraging others to engage in Insider Dealing	12

4.3 Legitimate behaviors	12

4.4 No unlawful disclosure and tipping	13

4.5 No manipulation of information	13

4.6 No manipulation transactions	13

4.7 No manipulation of devices	13

4.8 No manipulation of benchmarks	13

4.9 No conflicts between business and personal interests	14

4.10 No Dealing in violation of instructions	14

4.11 No Dealing if included on a Temporary Insider List	14

4.12 No Dealing in other listed companies	14

4.13 No excessive or highly speculative transactions	14

4.14 No short-selling	14

4.15 No hedging	15

4.16 No Aegon Financial Instruments under discretionary asset management	15

4.17 Caution with accounts on which others are authorized to operate	15

2	Aegon Ltd. Insider Dealing Policy

5. Additional rules for Permanent Insiders and PDMR’s	16

5.1 Long-term investment	16

5.2 No trading without pre-approval	16

5.3 No trading during a Closed Period	17

5.4 Exemptions for trading during a Closed Period	17

5.5 Exceptional Circumstances	18

5.6 Characteristics of the transaction	18

5.7 No trading during Blackout Period	20

5.8 Cautious approach outside a Closed Period	20

5.9 Internal disclosure obligation	20

5.10 Notifiable transactions	21

6. Additional rules for PDMR’s	23

6.1 Public disclosure obligation	23

6.2 Obligations of PDMR’s relating to their Closely Associated Persons	23

7. Aegon Insider List	24

7.1 Maintaining an Insider List	24

7.2 Temporary Insider List	25

7.3 Permanent Insider List	25

8. Personal data and privacy	26

8.1 Purpose of data processing	26

8.2 Data processed by Aegon	26

8.3 Confidentiality	27

8.4 Data requests	27

8.5 Data retention	27

9. Compliance monitoring and reporting	28

9.1 Authority of the compliance function	28

9.2 Advice	28

9.3 Dispensation	28

9.4 Circumstances not covered by this policy	28

9.5 Amendments	28

9.6 Monitoring	28

9.7 Inquiries	29

9.8 Transaction cancellation, reversal and liquidation	30

9.9 Appeal against decisions	30

10. Sanctions	31

10.1 Criminal Sanctions	31

10.2 Administrative Sanctions	31

10.3 Other Sanctions	31

11. Final provisions	32

11.1 Notification of infringements	32

11.2 Approval and effective date	32

11.3 Governing law	32

Annex 1 Definitions	33

Annex 2 Notifiable Transactions	37

Aegon Ltd. Insider Dealing Policy	3

About this policy

Aegon is committed to maintaining a high ethical standard across all its business activities. Aegon’s Code of Conduct incorporates our values and serves as a guide to understanding the expectations of our business conduct, complying with legal requirements, and exercising sound judgment in reaching ethical business decisions.

In support of our Code of Conduct, the Aegon Insider Dealing Policy provides further guidance to help our employees understand their responsibilities relative to the prevention of unlawful disclosure of Inside Information and Insider Dealing.

The essential characteristic of Insider Dealing consists in an unfair advantage being obtained from Inside Information to the detriment of third parties who are unaware of such information and, consequently, the undermining of the integrity of financial markets and investor confidence which, in turn, is based on the assurance that investors will be placed on an equal footing and protected from the misuse of Inside Information.

As a publicly traded company Aegon recognizes the importance of market integrity and investor confidence. Investors can be confident that Aegon will disclose relevant information to the market as soon as possible on basis of the principle that all our stakeholders should simultaneously have access to the same information, without fear that a person who is in possession of Inside Information takes unfair advantage of the benefit gained from that information by entering into market transactions in accordance with that information.

This policy establishes measures to reduce the risk that Inside Information is unintentionally disclosed or that private transactions conducted by Aegon Employees raise suspicion that such information has been misused.

September 30, 2023

Aegon Board

4	Aegon Ltd. Insider Dealing Policy

1.	Application of this policy

1.1	Purpose

Market Abuse is a concept that encompasses unlawful behavior in the Financial Markets and, for the purpose of this policy, it should be understood to consist of Insider Dealing, Unlawful Disclosure of Inside Information and Market Manipulation. The purpose of this policy is to help Aegon Employees understand their responsibilities relative to the disclosure of Inside Information to other persons and to their personal Trades in Aegon Securities.

1.2	Scope

This policy applies to:

1.	Financial Instruments traded on the following Trading Venues:

a.	Financial Instruments traded on a Regulated Market (‘RM’);[1]

b.	Financial Instruments traded on a Multilateral Trading Facility (‘MTF’);[2]

c.	Financial Instruments traded on an Organized Trading Facility (‘OTF’);[3]

d.

Financial Instruments whose price or value depends on or has an effect on a Financial Instrument traded on a RM, MTF or OTF, including spot commodity contracts, credit default swaps and contracts for difference.

2.

Any transaction, order or behavior concerning any Financial Instrument as referred to above, irrespective of whether or not such transaction, order or behavior takes place on a Trading Venue (including OTC Trading).

1.3	Local requirements

In addition to this policy, some Aegon Employees may be subject to additional compliance requirements due to Market Abuse and/or related rules in other jurisdictions, as well as Aegon’s local Insider Dealing policies (where applicable).

For more information regarding local compliance requirements Aegon Employees shall contact their local compliance teams.

1.4	Policy setup

Chapters 2 and 3 provide basic information with regard to Inside Information, the disclosure of Inside Information, Insider categorization and identification within Aegon. Chapter 4 provides general principles applicable to all Aegon Employees, whereas chapters 5 and 6 include additional duties and responsibilities for Aegon Employees who have been identified as an Insider. Chapter 7 and 8 explain the registration of Insiders on the Insider List and how personal data included in the Insider List is processed and used in accordance with applicable laws. Chapter 9 and 10 cover compliance monitoring, reporting and possible sanctions attached to the violation of this code and the Market Abuse prohibitions. Chapter 11 includes final provisions, followed by the Annexes.

All defined terms in this policy are capitalized and shall have the meaning attributed to them in Annex 1 ‘Definitions’, unless indicated otherwise.

1	Euronext Amsterdam, NYSE New York, ICE ENDEX Derivatives, Euronext EQF – Equities and Indices Derivatives, and Nxchange.

2	TOM MTF Derivatives Market and TOM MTF Cash Markets.

3	OTF’s are a new type of Trading Venue introduced by MiFID II and will not apply until MiFID II enters into force on January 3, 2018

Aegon Ltd. Insider Dealing Policy	5

1.5	Sunset provision

The duties and responsibilities included in this policy will continue to have effect until 3 months after the date on which the Aegon Employee will have ceased to be employed by Aegon or will have ceased to occupy the relevant position with Aegon, and without prejudice to the statutory Market Abuse prohibitions.

2.	Inside Information and disclosure

The purpose of this chapter is to provide background information with regard to the definition of Inside Information. Furthermore, it establishes measures to ensure the confidentiality of Inside Information and to reduce the risk that Inside Information is unintentionally disclosed.

2.1	Inside Information

The term ‘Inside Information’ refers to information of a ‘precise nature’, which has ‘not been made public’, relating, directly or indirectly, to one or more issuers or to one or more Financial Instruments, and which, if it were made public, would be likely to have a ‘significant effect’ on the prices of those Financial Instruments or on the price of related derivative Financial Instruments.

2.2	Precise nature

Information is of a precise nature when two tests are met:

a.	It relates to (a) existing facts or circumstances or (b) facts or circumstances that may be reasonably expected to occur, and

b.	The information is specific enough to draw a conclusion about the possible effect of those facts or circumstances on the price of the issuer’s publicly traded Financial Instruments.

2.3	Not made public

Information is viewed as non-public if it has not been widely disseminated to the public through a press release and a public filing with the AFM. A reasonable period of time must elapse after dissemination for the public to digest the information.

For the purpose of this policy, Aegon considers one business day after the company’s widespread release of information a reasonable time, unless indicated otherwise.

2.4	Significant effect

Information which, if it were made public, would be likely to have a significant effect on the prices of Financial Instruments of the issuer if it were made public. This is considered to be the case if a reasonable investor would be likely to use that information as part of the basis of his or her investment decision (‘reasonable investor test’).

2.5	Public disclosure of Inside Information

Aegon shall inform the public as soon as possible of Inside Information which directly concerns Aegon. Aegon may, on its own responsibility, delay disclosure to the public of Inside Information provided that the following conditions are met:

i.	Immediate disclosure is likely to prejudice the legitimate interests of Aegon;

ii.	Delay of disclosure is not likely to mislead the public; and

iii.	Aegon is able to ensure the confidentiality of that information.

6	Aegon Ltd. Insider Dealing Policy

2.6	How to manage Inside Information

1.

When disclosing Inside Information, whether externally or to other parts of the company, Aegon Employees must always consider whether the disclosure of Inside Information is appropriate in the normal exercise of an employment, a profession or duties; The recipient needs to have a relevant, well-founded need for the information. A strict “need-to-know” principle applies.

2.

An Aegon Employee who proposes to disclose Inside Information to any person for the first time, has a personal obligation to inform the List Manager, responsible for the project or event to which the Inside Information relates, of:

a.	The name of the recipient and the reason for the disclosure; and

b.	The date and time the Inside Information is disclosed to that person.

3.	The List Manager is responsible for:

a.	Registering that person in the Aegon Insider List; and

b.

Immediately inform that person of the duties and responsibilities entailed by the receipt of Inside Information, and the sanctions that attaches to the misuse or unwarranted distribution of such information.

4.	The following practices should be applied when Inside Information is circulated:

a.	As few people as possible shall have access to the information, as late as is practically possible;

b.	Use project names and codes (this will also be the name of the Temporary Insider List);

c.	Secure e-mail content using e-mail encryption and e-mail sensitivity settings;

d.	Limit the use of e-mail attachments by using hyperlinks to a restricted digital environment where the relevant documents can be retrieved.

5.

An Aegon Employee who knows or suspects that he or she received or has access to Inside Information must first ensure that he or she does not communicate the information to any other person, unless that person has been identified as an Insider for that specific Inside Information.

6.	If in doubt, the information should be treated as Inside Information and the Global Head of Compliance should be consulted to determine whether Inside Information has been received.

7.	Once it has been established that the information qualifies as Inside Information, the Aegon Employee will become an Insider under this policy.

Aegon Ltd. Insider Dealing Policy	7

3.	Insider categories and identification

Aegon Employees are identified as an Insider, at the company’s discretion, based on the fact that these persons are known or presumed to have access to Inside Information in respect of Aegon. This chapter sets out the different Insider categories within Aegon, as well as the criteria the company uses to identify Insiders within the respective categories.

3.1	Criteria for the identification of Insiders

1.	Aegon has identified criteria to determine whether a person qualifies as an Insider of the company. The main criteria are whether a person:

a.	Has the ability to take managerial decisions affecting the future developments and business prospects of Aegon;

b.	Is involved in the preparation of financial disclosures;

c.	Is involved in a specific project or event that has been identified as Inside Information and for which public disclosure is being delayed;

d.	Is involved in the assessment with regard to the identification and delayed disclosure of Inside Information;

e.	Requires access to Inside Information for the proper discharge of their employment, profession or duties;

f.	Is involved in the compilation and distribution of board reports or minutes;

g.	Is involved in the compilation of group financial interim reports and year-end reports, and identified recipients of them;

h.	Is involved in major corporate actions, such as the dividend policy, share buy-back programs, issuance of new share or debt instruments, mergers, acquisitions, joint ventures, and divestitures.

2.	Persons identified as Insiders generally work either in group functions and departments, or undertake the roles or hold specific positions as summarized below:

a	Members of the Board of Aegon Ltd.

b	Members of the Executive Committee of Aegon Ltd.

c	Chief Executive Officer of Aegon and direct reports

d	Chief Financial Officer of Aegon and direct reports

e	Chief Risk Officer of Aegon and direct reports

f	General Counsel of Aegon and direct reports

g	Chief Strategy, Transformation & Growth Officer and direct reports

h	Chief Executive Officer, Chief Financial Officer and Chief Risk Officer of major reporting units[4]

4	North America, Aegon UK, Aegon International and Aegon Asset Management.

8	Aegon Ltd. Insider Dealing Policy

i	Members of the Transamerica Corporation Board of Directors

j	Members of the Transamerica Management Board

k	Head of Financial Planning & Analysis and direct reports

l	Director Financial Reporting & Operations, direct reports and all Specialists, Managers and Officers

m.	All members of the following Corporate Center departments:

i.	Group Compliance;

ii.	Group Legal;

iii.	Investor Relations;

iv.	Corporate Development;

v.	Board Office;

vi.	Corporate Communications;

vii.	Group Actuary;

viii.	Business Control & Analysis;

ix.	Management information;

x.	Capital Management;

xi.	Corporate Sustainability.

n.	Global Head of Tax and direct reports;

o.	Global Head of ALM Financial Risk Management;

p.	Members of the Global Risk and Capital Committee;

q.	Members of the Aegon Disclosure Committee;

r.	Executive assistants and secretaries supporting all aforementioned individuals, departments and/or committees.

3.

The above list is not exhaustive, and may not identify all employees known or believed to possess Inside Information relevant to Aegon. Individuals who believe that they qualify as an Insider on basis of one of the aforementioned criteria, but have not yet been identified as such, must without delay contact their line manager, their local compliance contact or the Global Head of Compliance.

Aegon Ltd. Insider Dealing Policy	9

3.2	Insider categories

1.	Aegon distinguishes different categories of Insiders, as outlined below:

a.	Persons who occasionally possess Inside Information due to their involvement in a project or event that amounts to Inside Information (“Temporary Insiders”);

b.	Persons who possess Inside Information on a regular basis (“Permanent Insiders”);

c.	Persons Discharging Managerial Responsibilities (“PDMRs”);

d.	Persons Closely Associated with PDMRs (“Closely Associated Persons”).

2.

Individuals who fall within one of the above categories will be advised by the company of their status in writing. Persons not belonging to any of the above categories are referred to as ‘Other Aegon Employees’ or ‘Non-Insiders’.

3.3	Temporary Insiders

1.

For the purpose of this policy, this term applies to persons who from time to time have access to the same Inside Information, due to their involvement in a project or event to which the information relates.

2.

The List Manager responsible for the project or event will notify persons qualifying as a Temporary Insider in writing of their Insider status, including the duties and responsibilities, and the sanctions attached to the Insider status.

3.	The duties and responsibilities attached to the Temporary Insider status will remain applicable until he or she has received written confirmation that:

i.	His or her involvement in the project or event has ceased;

ii.	The Inside Information regarding the project or event has expired; or

iii.	The Inside Information has been made generally available to the public.

3.4	Permanent Insiders

1.

For the purpose of this policy, this term applies to persons who have regular access to all Inside Information related to the company, required for the proper discharge of their employment, profession or duties, or due to their involvement in the preparation of the company’s periodic financial statements.

2.

The Global Head of Compliance will notify persons qualifying as a Permanent Insider in writing of their Insider status, including the duties and responsibilities, and the sanctions attached to the Insider status.

3.

The duties and responsibilities attached to the Permanent Insider status will remain applicable until the Permanent Insider has received written confirmation that he or she no longer qualifies as a Permanent Insider, either because that person ceases to hold a Permanent Insider position, or ceases to work for Aegon under a contract of employment, or otherwise.

10	Aegon Ltd. Insider Dealing Policy

3.5	Person Discharging Managerial Responsibilities

1.

A Person Discharging Managerial Responsibilities, or PDMR, is a person who has regular access to all Inside Information related to the company, and the power to take managerial decisions affecting the company’s future developments and business prospects.

2.	For the purpose of this policy, a PDMR within Aegon shall mean: a member of (i.) the Board of Aegon Ltd., or (ii.) the Executive Committee of Aegon.

3.	The Global Head of Compliance will notify persons qualifying as a PDMR in writing of their Insider status, including the duties and responsibilities, and the sanctions attached to the Insider status.

4.

The duties and responsibilities attached to the PDMR status will remain applicable until the PDMR has received written confirmation that he or she no longer qualifies as a PDMR, either because that person ceases to hold a PDMR position, or ceases to work for Aegon under a contract of employment, or otherwise.

3.6	Persons Closely Associated with PDMR’s

1.	For the purpose of the Market Abuse rules a Person Closely Associated with a PDMR means:

a.	A spouse, registered partner or life partner of, or other person cohabitating with a PDMR, as if in marriage or registered partnership;

b.	A dependent child: a child under the authority of a PDMR, or who is under legal restraint, and a child for whom the PDMR has been appointed as guardian;

c.	A relative who has shared the same household with the PDMR for at least one year on the date of the transaction;

d.

A legal person, trust or partnership, managed or controlled by, created for the benefit of, or of which the economic interests are essentially the same as those of the PDMR or a person referred to in point (a), (b) or (c).

2.	A person who qualifies as a Person Closely Associated with a PDMR shall be informed in writing of their Insider status by the PDMR to whom they are closely associated.

3.

The duties and responsibilities attached to the status of a Person Closely Associated with a PDMR will remain applicable until the PDMR has been notified that he or she no longer qualifies as a PDMR, or the Person Closely Associated with the PDMR no longer qualifies as such.

3.7	Expired

3.8	All other Employees (Non-Insiders)

1.

For the purpose of this policy, this term applies to all persons who, for the proper exercise of their employment, profession or duties do not require access to Inside Information. Such persons may however be involved in projects or events that are strictly confidential and on a need-to-know basis, but these projects or events have not yet been deemed sufficiently material to be defined as Inside Information.

2.

Non-Insiders are not restricted to Closed Periods and do not need to have Securities transactions approved by the Global Head of Compliance in advance of a Trade. An internal or public disclosure obligation also does not apply to Non-Insiders. However, all employees are subject to this policy and are prohibited from engaging in any Securities transaction if they are, or believe they may be, in possession of Inside Information.

Aegon Ltd. Insider Dealing Policy	11

4.	General principles for all Aegon employees

Aegon Employees are permitted to Trade as long as Trading does not rely on information that is not in the public domain. If an order or transaction becomes subject to scrutiny, it will be viewed after the fact with the benefit of hindsight and may expose an Aegon Employee to the risk that the Trade violated Market Abuse regulations. Before engaging in any transaction, Aegon Employees should carefully consider how the transaction may be construed with the benefit of hindsight.

This chapter establishes measures to reduce the risk that private transactions conducted by Aegon Employees raise suspicion that Inside Information has been misused.

4.1	No Insider Dealing

1.	It is prohibited for any Aegon Employee who possesses Inside Information to make use of that information by:

i.	Acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, Financial Instruments to which that information relates, as well as an attempt thereto; or

ii.	Cancelling or amending an order concerning a Financial Instrument to which that information relates, where the order was placed before the person concerned possessed the Inside Information.

2.	Insider Dealing shall also include the use of information where that person knows or ought to know that it is Inside Information.

4.2	No recommending or encouraging others to engage in Insider Dealing

1.

It is prohibited for any Aegon Employee who possesses Inside Information to make use of that information by recommending or encouraging another person to engage in Insider Dealing (the acquisition, disposal, cancellation or amendment of an order), unless an exemption or exception applies.

2.	The use of recommendations or encouragements amounts to Insider Dealing where the person using the recommendation or encouragement knows or ought to know that it is based upon Inside Information.

4.3	Legitimate behaviors

The prohibition of Insider Dealing does not apply to an Aegon Employee in possession of Inside Information if the transaction is carried out in the discharge of an obligation that has become due in good faith (and not to circumvent the prohibition against Insider Dealing), whereby:

i.	That obligation results from an order placed or an agreement concluded before the person concerned possessed Inside Information; or

ii.	The transaction is carried out to satisfy a legal or regulatory obligation that arose, before the person concerned possessed Inside Information.

12	Aegon Ltd. Insider Dealing Policy

4.4	No Unlawful Disclosure and tipping

1.

It is prohibited for any Aegon Employee to unlawfully disclose Inside Information. Unlawful Disclosure of Inside Information arises where an Aegon Employee possesses Inside Information and discloses that information to any other person, except where the disclosure is strictly made in the normal exercise of an employment, a profession or duties (on a need-to-know basis), and the recipient of the Inside Information is under a duty of confidentiality (e.g. an employment contract or a non-disclosure agreement).

2.

The onward disclosure of recommendations or encouragements amounts to Unlawful Disclosure of Inside Information where the person disclosing the recommendation or inducement knows, or ought to know that it was based on Inside Information.

4.5	No manipulation of information

1.	It is prohibited to engage or attempt to engage in Market Manipulation by disseminating information through the media, including the internet, or by any other means, which:

a.	Gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of, a Financial Instrument, or secures, or

b.

Is likely to secure the price of one or several Financial Instruments at an abnormal level, including the dissemination of rumors, where the person who made the dissemination knew, or ought to have known, that the information was false or misleading.

4.6	No manipulation of transactions

1.	It is prohibited to engage or attempt to engage in Market Manipulation by entering into a transaction, placing an order to trade or any other behavior which:

i.	Gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of a Financial Instrument;

ii.	Secures, or is likely to secure, the price of one or several Financial Instruments at an abnormal or artificial level.

2.	The prohibition does not apply if the transaction, order or other behavior has been carried out for legitimate reasons, and conforms with an accepted market practice[5].

4.7	No manipulation of devices

It is prohibited to engage or attempt to engage in Market Manipulation by entering into a transaction, placing an order to trade or any other activity or behavior which affects or is likely to affect the price of one or several Financial Instruments, which employs a fictitious device or any other form of deception or contrivance.

4.8	No manipulation of benchmarks

It is prohibited to engage or attempt to engage in Market Manipulation by transmitting false or misleading information or providing false or misleading inputs in relation to a benchmark where the person who made the transmission or provided the input knew or ought to have known that it was false or misleading, or any other behavior which manipulates the calculation of a benchmark.

5	As established in accordance with Article 13 of MAR. See also: Aegon Market Abuse Policy, under Accepted Market Practices.

Aegon Ltd. Insider Dealing Policy	13

4.9	No conflicts between business and personal interests

1.

Aegon Employees shall give careful consideration to business information to which they have access and shall avoid any potential conflicts between business and personal interests. For additional guidance Aegon Employees should consult The Aegon Code of Conduct and supporting policies, such as the Aegon Conflict of Interest Policy.

2.	When a real or perceived conflict of interest arises or exists, the Aegon Employee shall notify his or her manager and both shall ensure that such conflicts are properly identified and managed.

4.10	No Dealing in violation of instructions

When circumstances so warrant, the Global Head of Compliance may temporarily prohibit Aegon Employees from Dealing in share or debt instruments issued by Aegon, or other Financial Instruments, or derivatives thereof, regardless of whether the Aegon Employee possesses Inside Information, or qualifies as an Insider under this policy. Such trade restrictions may be imposed on confidential projects and events when these do not (yet) qualify as inside information, but it is believed that trading is not desirable due to the sensitivity of the matter and/or the reasonable expectation that the information may amount to inside information within the foreseeable future.

4.11	No Dealing if included on a Temporary Insider List

1.

An Aegon Employee who has been notified of his or her inclusion on a Temporary Insider List, is prohibited from conducting transactions on his or her own account, or for the account of a third party, directly or indirectly, relating to shares and debt instruments issued by Aegon, or derivatives or other Financial Instruments linked thereto, regardless of whether the Aegon Employee possesses Inside Information, unless the Compliance Officer has (i.) indicated differently, or (ii.) granted dispensation in accordance with article 9.3 of this policy.

2.	If the Inside Information also relates to other issuers or to entities whose parent is a listed company, the trading restrictions may extend to these entities as well.

4.12	No Dealing in other listed companies

An Aegon Employee may not Trade in Securities of other listed companies, or entities whose parent is a listed company, if the Global Head of Compliance has prohibited an Aegon Employee from doing so, and regardless of whether the Aegon Employee possesses Inside Information in relation to these companies or related Securities.

4.13	No excessive or highly speculative transactions

An Aegon Employee shall exercise restraint when Trading in shares or debt instruments issued by Aegon or to derivatives or other Financial Instruments linked to them. An Aegon Employee shall refrain from transactions that may be considered excessive or highly speculative, and may result in financial distress.

4.14	No short-selling

An Aegon Employee may not purchase shares or debt instruments issued by Aegon, or derivatives or other Financial Instruments related thereto, with the intention of reselling or buying them back in a relatively short period of time in the expectation of a rise or fall in the price of these instruments.

14	Aegon Ltd. Insider Dealing Policy

4.15	No hedging

Aegon Employees are not permitted to purchase Financial Instruments, including (but not limited to) prepaid variable forward contracts, equity swaps and collars, or otherwise engage in transactions designed to, or having the effect of hedging, or offsetting any decrease in the market value of the equity Securities issued by Aegon which are held, directly or indirectly, by the employee, or granted by Aegon as part of the employee’s compensation under the Aegon Group Global Remuneration Framework.

4.16	No Aegon Financial Instruments under discretionary asset management

Aegon Employees who have transferred their investment portfolio to an independent asset manager on basis of a discretionary management mandate, must ensure that:

i.	The transferred investment portfolio does not include shares and debt instruments issued by Aegon, or derivatives and other Financial Instruments linked to them;

ii.

The discretionary management mandate explicitly prohibits the asset manager from executing any transactions in shares and debt instruments issued by Aegon, or derivatives and other Financial Instruments linked to them.

4.17	Caution with accounts on which others are authorized to operate

1.	A transaction in Aegon Financial Instruments that is executed through an account on which also others are authorized to operate, shall be considered to have been executed by the Aegon Employee.

2.	An Aegon Employee who holds such account shall:

i.	Notify the other holder(s) of the account that holding such an account may restrict their ability to trade through the account;

ii.	Make every reasonable effort to ensure that the other holder(s) of the account do not execute any transactions

Aegon Ltd. Insider Dealing Policy	15

5.	Additional rules for Permanent Insiders and PDMR’s

Aegon Employees who have, or are likely to have access to Inside Information are exposed to a higher risk that their personal transactions raise suspicion that Inside Information has been misused. This chapter covers additional duties and responsibilities applicable to Aegon Employees who have been identified as Permanent Insider or PDMR.

5.1	Long-term investment

1.

An Insider who holds Aegon Securities, must hold these for long-term investment purposes, with the exception of Aegon Securities received as remuneration under the Aegon Group Global Remuneration Framework.

2.

Insiders shall not, within 6 months after a purchase or sale of Aegon Securities, conduct any opposing transactions in Aegon Securities, unless the Transaction qualifies as a sale to pay a tax obligation arising in connection with Aegon Securities that were awarded under the Aegon Group Global Remuneration Framework.

5.2	No trading without pre-approval

1.	An Insider who wishes to Trade in Aegon Securities must submit a request for pre-approval through the company’s trade approval system.

2.

As soon as reasonably possible, the Global Head of Compliance verifies whether or not the order, transaction or behavior results in a prohibited or undesirable Trade, and will inform the Insider whether the approval to Trade is granted or rejected, without specifying the reasons for his or her decision.

3.	An Insider shall not disclose to any other person whether the submitted Trade was granted or rejected, with the exception of persons who are also authorized to operate on the account of the Insider.

4.

Approved transactions must be executed before the end of the second business day following the receipt of such approval, unless there is a significant change to the conditions on which the approval has been granted. A previously approved Trade that has not been executed within the trading window may only be amended or cancelled if the intended amendment or cancellation is submitted for pre-approval through the company’s trade approval system, and approved by the Global Head of Compliance.

5.	Pre-approval does not limit the responsibility of the Insiders to make their own assessment of the potential use of Inside Information.

6.	The pre-approval requirement shall not apply to:

i.	The award or grant of Aegon Securities under the Aegon Group Global Remuneration Framework;

ii.	Securities received as inheritance, under a will, or as a gift;

iii.	Securities subscribed or acquired directly from the company through an ESPP, such as Rule 10b5-1 plans and 401k retirement plans.

7.	After completion of a Trade the Insider shall disclose that transaction in accordance with article 5.9 or article 6.1.

16	Aegon Ltd. Insider Dealing Policy

5.3	No trading during a Closed Period

1.

Insiders shall not conduct any transactions on their own account or for the account of a third party, directly or indirectly, relating to the shares or debt instruments of Aegon, and to derivatives or other Financial Instruments linked to them during a Closed Period.

2.	A Closed Period commences 30 calendar days before the release of an interim financial report or a year-end report.

3.	A Closed Period ends one business day after the company’s interim financial report or year-end report has been released to the public, unless the Global Head of Compliance has instructed otherwise.

4.

Insiders shall refer to the ‘Aegon Closed Period Calendar’ for the exact dates when scheduled trading restrictions apply. The Global Head of Compliance will communicate the specific dates of the Closed Periods in any financial year on the company’s corporate website and in the compliance section on the intranet, prior to the start of the financial year. Any changes or additions will be announced in the same manner.

5.	Insiders will put forth their best efforts to discourage Persons Closely Associated to them from conducting transactions that are in contravention of the Rules.

5.4	Exceptions for trading during Closed Periods

1.	Aegon may, by means of an exception, allow a Permanent Insider or PDMR to sell Aegon Financial Instruments on his or her own account or for the account of a third party during a Closed Period, either:

i.	On a case by case basis due to the existence of exceptional circumstances (referred to in article 5.5), such as severe financial difficulty, which requires the immediate sale of shares; or

ii.	Due to the characteristics of transactions (referred to in article 5.6) made under, or related to, an employee share or saving scheme, qualification or entitlement of shares; or

iii.

Due to transactions where the beneficial interest in the relevant Aegon Financial Instrument does not change, e.g. a transfer between two accounts of a Permanent Insider or PDMR. A transfer to a family trust or an account held jointly with another person does not qualify for this exception.

2.	The Permanent Insider or PDMR must be able to demonstrate that the particular transaction can only be executed during the Closed Period and not at any other time.

3.

The Permanent Insider or PDMR shall, prior to any trading during the Closed Period, provide a reasoned written request to the Global Head of Compliance to obtain permission to sell during a Closed Period. The written request shall describe the envisaged transaction and explain why the sale of Financial Instruments is the only reasonable alternative to obtain the necessary financing.

4.

When permission to trade during the Closed Period is granted the Permanent Insider or PDMR must always give consideration as to whether or not the relevant transaction would constitute insider dealing. Furthermore, permission to trade does not exempt the Permanent Insider or PDMR from his or her internal and public disclosure obligations.

Aegon Ltd. Insider Dealing Policy	17

5.5	Exceptional Circumstances

1.

Circumstances referred to in Article 5.4 under i. shall be considered exceptional when they are extremely urgent, unforeseen and compelling, and where their cause is external to the Permanent Insider or PDMR, and he or she has no control over them.

2.

The Permanent Insider or PDMR shall, prior to any trading during the Closed Period, provide a reasoned written request to the Global Head of Compliance to obtain permission to sell during a Closed Period. The written request shall describe the envisaged transaction and explain why the sale of Financial Instruments can only be executed during the Closed Period and not at any other time.

3.	When examining whether circumstances described in the written request are exceptional, the Global Head of Compliance will take into account the extent to which the Permanent Insider or PDMR:

i.	Is facing a legally enforceable financial commitment or claim; and

ii.

Cannot reasonably satisfy a financial commitment or claim with a third party, including tax liability, which was entered into before the start of a Closed Period , by no other means than the immediate sale of Aegon Financial Instruments.

4.

A permission to trade during the Closed Period may only be granted in respect of such number of Aegon Financial Instruments as the Permanent Insider or PDMR needs to sell to satisfy a financial commitment or claim.

5.	Permission to trade does not exempt the Permanent Insider or PDMR from their internal and public disclosure obligations.

6	This article shall also apply during a Blackout Period.

5.6	Characteristics of the transaction

1.

The Global Head of Compliance may grant a Permanent Insider or PDMR permission to trade on its own account or for the account of a third party during a Closed Period, including but not limited to circumstances where that Permanent Insider or PDMR:

a.	Had been awarded or granted Financial Instruments under an employee scheme, provided that the following conditions are met:

i.

The award or grant of Aegon Financial Instruments takes place under a defined framework[6] (such as the Aegon Group Global Remuneration Framework) under which any inside information cannot influence the award or grand of Financial Instruments;

ii.	The PDMR does not have any discretion as to the acceptance of the Financial Instruments awarded or granted.

b.

Exercises options or warrants or conversion of convertible bonds assigned to him under the Aegon Group Global Remuneration Framework, when the expiration date of these instruments falls within a Closed Period, as well as sales of the shares acquired pursuant to such exercise or conversion, provided that all of the following conditions are met:

6

It requires that a pre-planned and organized approach is followed regarding the conditions, the periodicity, the time of the award, the group of entitled persons to whom the Financial Instruments are granted, and the amount of Aegon Financial Instruments to be awarded.

18	Aegon Ltd. Insider Dealing Policy

i.	the Permanent Insider or PDMR notifies the Global Compensations & Benefits team of its choice to exercise or convert at least four months before the expiration date;

ii.	the decision of the Permanent Insider or PDMR is irrevocable; and

iii.	the Permanent Insider or PDMR has received the authorization from the Global Head of Compliance prior to proceed.

c.	Acquires Aegon Financial Instruments under an employee saving scheme, provided that all of the following conditions are met:

i.	The Permanent Insider or PDMR has entered into the scheme before the Closed Period, except when it cannot enter into the scheme at another time due to the date of commencement of employment;

ii.	The Permanent Insider or PDMR does not alter the conditions of his or her participation into the scheme or cancel his or her participation into the scheme during the Closed Period; and

iii.

The purchase operations are clearly organized under the scheme terms and that the Permanent Insider or PDMR has no right or legal possibility to alter them during the Closed Period, or are planned under the scheme to intervene at a fixed date which falls in the Closed Period;

d.	Transfers or receives, directly or indirectly, Aegon Financial Instruments, provided that:

i.	The Aegon Financial Instruments are transferred between two accounts of the Permanent Insider or PDMR; and

ii.	That such a transfer does not result in a change in price of the Financial Instruments;

e.	Acquires a qualification or entitlement of Aegon Financial Instruments and the final date for such an acquisition, under the Aegon statute falls during the Closed Period, provided that:

i.	The Permanent Insider or PDMR submits evidence to the Global Head of Compliance of the reasons for the acquisition not taking place at another time; and

ii.	The Global Head of Compliance is satisfied with the provided explanation;

f.	Receives Aegon Financial Instruments as inheritance, under a will, as gift or in distribution of marital assets or in another comparable way during a Closed Period.

2.	This article shall also apply during a Blackout Period.

Aegon Ltd. Insider Dealing Policy	19

5.7	No trading during a Blackout Period

1.

In addition to normally scheduled Closed Periods, the Global Head of Compliance may declare an additional Closed Period, or Blackout Period, when other Inside Information regarding the company (such as negotiations of mergers, acquisitions or dispositions) may be pending that is not publicly disclosed.

2.

As soon as a project or an event has been identified as Inside Information and the Disclosure Committee has made the decision to delay public disclosure of the information, Insiders involved in the project or event will be notified that a Blackout Period entered into force, and that trading restrictions are applicable with immediate effect.

3.

Insiders will be restricted in their ability to Trade until restrictions have been lifted. These restrictions may apply to a specific share or debt instrument issued by Aegon and/or other publicly traded companies, and derivatives or other Financial Instruments linked to them.

4.	The establishment of a Blackout Period is, in itself, Inside Information and should not be disclosed to persons who are unaware of the existence of the blackout.

5.8	Cautious approach outside a Closed Period

1.

Insiders who wish to Trade in an Open Period should give careful consideration to whether any facts or circumstances exist that could raise suspicion that he or she has infringed the prohibition on Insider Dealing or has attempted to commit Insider Dealing. If a particular transaction or group of transactions is challenged by regulatory and/or enforcement authorities, it will be viewed after the fact with the benefit of hindsight.

2.

Insiders shall schedule the Trading in Aegon Securities as far as possible to the moments when the market has as exact information as possible of the issues influencing the value of those instruments, e.g. after the publication of a financial interim report.

5.9	Internal disclosure obligation

1.

Permanent Insiders shall notify the Global Head of Compliance of every transaction conducted on their own account relating to the shares or debt instruments of Aegon or to derivatives or other Financial Instruments linked thereto, within 3 business days after the date of the transaction.

2.

Permanent Insiders shall ensure that the Aegon template for internal notifications is used for the submission of notifiable transactions, referred to in article 5.10. Click here to open the post-trade disclosure tool

3.	Trades permitted during a Closed Period, as referred to under 5.4, are not exempt from the disclosure obligation.

4.	Aegon does not apply a minimum threshold above which the disclosure obligation applies to subsequent transactions. Therefore, all notifiable transactions must be disclosed.

20	Aegon Ltd. Insider Dealing Policy

5.10	Notifiable transactions

1.	For the purpose of article 5.9, transactions related to Aegon that must be notified shall include the following:

a.	The acquisition or disposal of Aegon Securities;

b.	The pledging or lending of Aegon Securities by or on behalf of a PDMR or a Person Closely Associated with such a person (referred to in paragraph 2);

c.

Transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a PDMR or a Person Closely Associated with such a person, including where discretion is exercised. Transactions executed in shares or debt instruments of Aegon or derivatives or other Financial Instruments linked thereto by managers of a collective investment undertaking in which the PDMR or a Person Closely Associated with them has invested do not need to be notified where the manager of the collective investment undertaking operates with full discretion (which excludes the manager receiving any instructions or suggestions on portfolio composition directly or indirectly from investors in that collective investment undertaking).

d.

Transactions made under a life insurance policy[7], where the policyholder is a PDMR or a Person Closely Associated with such a person, as referred to in paragraph 1, the investment risk is borne by the policyholder, and the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy;

e.	Transactions executed in index-related products, baskets and derivatives, shares and units in investment funds and alternative funds;

f.	Gifts and donations given or received, and inheritance received;

g.	Conversion of a Financial Instrument into another Financial Instrument.

2.

For the purpose of paragraph 1, sub b a pledge, or a similar security interest, of Financial Instruments in connection with the depositing of the Financial Instruments in a custody account does not need to be notified, unless and until such time that such pledge or other security interest is designated to secure a specific credit facility.

3.

The above-mentioned list of transactions that must be notified is not exhaustive, the person required to notify shall check if a specific transaction is covered by the notification requirement as set out in applicable regulations. For a non-exhaustive list of notifiable transactions please refer to Appendix 2.

7

In accordance with Directive 2009/138/EC of the European Parliament and of the Council of 25 November 2009 on the taking-up and pursuit of the business of Insurance and Reinsurance (Solvency II) (OJ L 335, 17-12-2009, p.1).

Aegon Ltd. Insider Dealing Policy	21

4.

The notification obligation, referred to in paragraph 1, shall not apply to transactions in Financial Instruments linked to shares or to debt instruments of Aegon where at the time of the transaction any of the following conditions is met:

a.

The Financial Instrument is a unit or share in a collective investment undertaking in which the exposure to the Aegon shares or debt instruments does not exceed 20% of the assets held by the collective investment undertaking;

b.	The Financial Instrument provides exposure to a portfolio of assets in which the exposure to Aegon shares or debt instruments does not exceed 20% of the portfolio’s assets;

c.

The Financial Instrument is a unit or share in a collective investment undertaking or provides exposure to a portfolio of assets and the PDMR or a Person Closely Associated with such a person does not know, and could not know, the investment composition or exposure of such collective investment undertaking or portfolio of assets in relation to Aegon shares or debt instruments, and furthermore there is no reason for that person to believe that the issuer’s shares or debt instruments exceed the thresholds in point (a) or (b).

d.

If information regarding the investment composition of the collective investment undertaking or exposure to the portfolio of assets is available, then the PDMR or Person Closely Associated with such a person shall make all reasonable efforts to avail themselves of that information.

22	Aegon Ltd. Insider Dealing Policy

6.	Additional rules for PDMR’s

The Market Abuse Regulation requires greater transparency of transactions conducted by PDMR’s of Aegon and, where applicable, Persons Closely Associated with them. The public disclosure requirement constitutes a preventive measure against Market Abuse, particularly Insider Dealing. Furthermore, the publication of those transactions can also be a highly valuable source of information to investors. It also constitutes an additional means for regulators to supervise markets. This chapter covers additional requirements for PDMR’s in addition to the requirements included in chapter 5.

6.1	Public disclosure obligation

1.

A PDMR, as well as Persons Closely Associated with them, shall notify Aegon and the AFM of every transaction conducted on their own account relating to the shares or debt instruments of Aegon or to derivatives or other Financial Instruments linked thereto, within 3 business days after the date of the transaction.

2.	The mandatory template for the public disclosure of notifiable transactions is available for download on the website of the AFM (search key: MAR 19 Notification Form).

3.	The information that has been notified to the AFM will be made public on the website of the AFM (www.afm.nl), under ‘Professionals/Registers/Register managers’ transactions MAR 19’.

4.	Trades permitted during a Closed Period, as referred to under 5.4 and 5.5, are not exempt from the disclosure obligation.

6.2	Obligations of PDMR’s relating to their Closely Associated Persons

1.

A PDMR shall notify their Closely Associated Persons in writing of their duty to notify the AFM and the Global Head of Compliance within 3 business days of every transaction in Aegon Securities, and shall keep a copy of this notification. The Global Head of Compliance will provide a standard notification letter.

2.

A PDMR is required to provide a list with the names of Persons Closely Associated with them and how they are associated with them. The Global Head of Compliance will provide the appropriate form for the disclosure.

3.	A PDMR will put forth his or her best efforts to discourage Persons Closely Associated with them from conducting transactions that are in contravention of this policy.

Aegon Ltd. Insider Dealing Policy	23

7.	Aegon Insider List

As a publicly traded company Aegon is required to immediately disclose Inside Information to the public. When such an announcement is likely to prejudice Aegon’s legitimate interests, Aegon may, at its own discretion, delay publication if it can guarantee the confidentiality of delayed Inside Information.

To manage confidentiality duties Aegon and third parties acting on behalf or for the account of Aegon, have an obligation to maintain Insider Lists on persons with access to Inside Information. This chapter provides information with regard to the management of Insider Lists within Aegon.

7.1	Maintaining an Insider List

1.

Aegon or any person acting on behalf or for the account of Aegon must maintain a list of all persons working for them under a contract of employment, or otherwise, who have access to Inside Information relating, directly or indirectly, to Aegon. Such a list shall be referred to as the ‘Insider List’.

2.

A person who has been identified as an Insider shall be immediately informed of his or her registration in the Insider List, and must be simultaneously made aware of the duties and responsibilities attached to the receipt of Inside Information, and the criminal liability that attaches to misuse or unwarranted use of such information.

3.

The duties and responsibilities are effective from the moment a person has been informed of his or her Insider status. The person who has been identified as an Insider must immediately thereafter declare that he or she is aware of the duties and responsibilities attached to being an Insider of Aegon.

4.

Any Insider who intends to disclose Inside Information to any person for the first time must inform the person responsible for maintaining an Insider List (‘List Manager’) immediately, and before the Inside Information is disclosed to the recipient. The List Manager shall immediately put the person in question on the Insider List and inform the Insider of the duties and obligations attached to the receipt of the Inside Information, as referred to above.

5.	Once a person ceases to qualify as an Insider under this policy, the List Manager will inform the person concerned thereof, and the registration of this person will be terminated.

6.

Aegon may require that external advisors and service providers acting on behalf or for the account of Aegon maintain their own list of persons with access to Inside Information. The Global Head of Compliance shall provide external service providers with instructions for maintaining an Insider List on behalf of Aegon.

24	Aegon Ltd. Insider Dealing Policy

7.2	Temporary Insider List

1.

The Aegon Insider List is divided into separate sections relating to different Inside Information. New sections will be added to the Insider List upon the identification of new Inside Information. Each section of the Insider List shall only include details of individuals having access to the Inside Information relevant to that section. These sections are referred to as Temporary Insider Lists.

2.	Immediately upon the decision of the Disclosure Committee to delay public disclosure of Inside Information, the List Manager shall create a Temporary Insider List for the specific project or event.

3.

The List Manager shall register all Aegon Employees who have been identified as a Temporary Insider for that project or event, unless that person has already been included on the Permanent Insider List.

4.

The List Manager shall immediately inform the Temporary Insider of his or her registration in the Temporary Insider List and inform that person of the duties and responsibilities, including sanctions applicable to Temporary Insiders.

5.

A person’s registration in the Temporary Insider List will be terminated from the date on which that person no longer is involved in the specific project or event to which the Inside Information relates.

6.

A Temporary Insider List will be terminated as soon as the Inside Information related to a specific project or event has expired, or has been made generally available to the public, unless other unpublished Inside Information exists regarding that specific project or event.

7.3	Permanent Insider List

1.

A supplementary section of the Insider List contains details of individuals who have access at all times to all Inside Information, also referred to as the Permanent Insider List. Persons who are included on the Permanent Insider List are not registered in a Temporary Insider List.

2.

As of the moment a person occupies a position that has been identified as a Permanent Insider position, the Global Head of Compliance shall register that person in the Permanent Insider List and inform that person of the duties and responsibilities, including sanctions applicable to Permanent Insiders.

3.

A person will be removed from the Permanent Insider List as of the date on which that person no longer qualifies as a Permanent Insider, e.g. when a person ceases to hold a Permanent Insider position or ceases to work for Aegon under a contract of employment, or otherwise.

Aegon Ltd. Insider Dealing Policy	25

8.	Personal data and privacy

This chapter sets out how personal data included in the Insider List is processed and used in accordance with applicable privacy laws.

8.1	Purpose of data processing

1.

Aegon is the data controller with regard to the processing of personal data (to be) included in the Insider List and may only use these data in accordance with applicable laws, and for the following purposes:

a.	Keeping the list in accordance with this policy;

b.	Complying with legal obligations, including the European Market Abuse Regulation ((EU) No 596/2014) and complying with requests from the AFM or other competent authorities;

c.	Controlling the flow of Inside Information, thereby managing Aegon’s confidentiality legal duties;

d.	Informing Aegon Employees of Closed Periods;

e.	Informing Aegon Employees of which other persons are in the same section of the Insider List; and

f.	Holding or commissioning an inquiry into transactions conducted by or on behalf of an Aegon Employee or a Closely Associated Person with a PDMR.

2.

Aegon Employees who are informed of their registration on an Insider List, must acknowledge in writing that he or she is aware of the duties and responsibilities as set forth in this policy and that his or her personal data is captured by Aegon, as outlined in this chapter.

8.2	Data processed by Aegon

The Aegon Insider List includes the date and time the list was drawn up, and last updated. With regard to persons who have access to Inside Information, it includes the following details.8

a.	First name(s) and surname(s), as well as birth surname(s);

b.	Business telephone number(s);

c.	Company name and address;

d.	Function and reason for being an Insider;

e.	Date and time at which a person obtained access to Inside Information, or, in relation to Aegon Permanent Insiders, date and time at which a person was included in the Permanent Insider section;

f.	Date and time at which a person ceased to have access to Inside Information;

g.	Date of birth;

h.	National identification number;

i.	Personal telephone numbers; and

j.	Personal full home address.

8	Annex I, Template 1 to Commission Implementing Regulation (EU) 2016/347

26	Aegon Ltd. Insider Dealing Policy

8.3	Confidentiality

1.

To ensure the confidentiality of information included in the Insider List, the Global Head of Compliance shall restrict access to clearly identified persons who need unlimited or limited access due to the nature of their function or position.

2.	The completeness, integrity and confidentiality of the data is monitored by the Global Head of Compliance.

8.4	Data requests

1.

Aegon may provide information from the Insider List to the AFM or other competent authorities upon their request.[9] Information of the Insider List will not be supplied to other parties, except when required or allowed by law or if a legitimate interest of Aegon requires this. Aegon will always balance Aegon’s legitimate interest against the right on privacy of a person.

2.	Persons included in the Insider List are entitled to review the personal data processed by Aegon and request necessary amendments.

8.5	Data retention

Aegon will retain the Insider List for a period of at least five years after it is drawn up or updated. If such data is necessary for an internal or external investigation, the resolution of a dispute or in connection with legal proceedings, Aegon will retain the relevant data until the relevant investigation, dispute or legal proceeding has ended.

9

The data contained in the Insider List may assist the authorities (i) in the conduct of investigations, (ii) to rapidly analyse the trading behavior of Insiders, (iii) to establish connections between Insiders and persons involved in suspicious Trading, and (iv) to identify contacts between them at critical times (e.g. through phone records, and e-mail traffic).

Aegon Ltd. Insider Dealing Policy	27

9.	Compliance monitoring and reporting

9.1	Authority of the compliance function

1.	The Global Head of Compliance has the duties and powers granted to him or her by this policy. The Chief Executive Officer of Aegon may grant additional duties or powers if necessary.

2.	The Global Head of Compliance may delegate tasks to one or more deputies within his or her team.

9.2	Advice

Aegon Employees may request the Global Head of Compliance as to whether a prohibition, restriction or obligation contained in this policy applies to them. Aegon Employees will at all times remain fully responsible for compliance with this policy and the law.

9.3	Dispensation

The Global Head of Compliance may in exceptional circumstances grant dispensation from prohibitions, restrictions and obligations included in this policy, to the extent permitted by law. Any dispensation request must be made in writing stating the reasons for the request. A dispensation from any prohibition, restriction or obligation included in this policy is without prejudice to the statutory Market Abuse prohibitions, including the prohibition on Insider Dealing.

A rejected dispensation is open to appeal in accordance with article 9.9.

9.4	Circumstances not covered by this policy

The Global Head of Compliance and the Group General Counsel shall have the right to decide on any circumstances not covered by this policy, provided that the decision is made in accordance with any applicable statutory provisions, including the Market Abuse Regulation. This also includes the interpretation and application of this policy when provisions are unclear.

9.5	Amendments

This policy has been adopted by the Board of Aegon. The policy may be amended and/or supplemented by a resolution of the Global Head of Compliance and Group General Counsel. Any such amendments and/or supplements shall be reported to the Board of Aegon. Amendments and/or supplements will enter into force from the moment that they are announced, unless the announcement specifies otherwise.

9.6	Monitoring

The Global Head of Compliance is responsible for all first line compliance monitoring and reporting. OCRM shall supervise the implementation of and compliance with this policy.

28	Aegon Ltd. Insider Dealing Policy

9.7	Inquiries

1.	The Global Head of Compliance is authorized to conduct or commission an inquiry into transactions executed by or on behalf of any person subject to this policy.

2.

Upon request of the Global Head of Compliance an Aegon Employee shall provide all information regarding every order given or transaction conducted on their own account or for the account of a third party, relating to publicly traded shares or debt instruments, and derivatives or other Financial Instruments linked thereto.

3.

Upon request of the Global Head of Compliance an Aegon Employee shall instruct persons professionally arranging or executing transactions or any other person acting on behalf of the Aegon Employee, to provide any information regarding transactions executed on behalf or for the account of the Aegon Employee. Any costs are for the account of the Aegon Employee.

4.	Before a report is filed, the Aegon Employee in question will be given the opportunity to respond to the outcome of the inquiry. The response of the Aegon Employee will be included in the report.

5.	In the event of a breach of this policy the Global Head of Compliance shall report the outcome of the inquiry to the following person(s) who will take action, as appropriate:

a.	The chairman of the Executive Committee of Aegon if the issue or incident concerns another member of the Executive Committee of Aegon;

b.	The chairman of the Board of Aegon if the issue or incident concerns the chairman of the Executive Committee of Aegon or a member of the Board of Aegon;

c.	The Chairman of the Audit Committee if the issue or incident concerns the chairman of the Board;

d.	The Group General Counsel and the Employee’s line manager if the issue or incident concerns any other Aegon Employee subject to this policy.

6.	If a measure is considered as a sanction for non-compliance with this policy the Global Head of Compliance, the Global Head of HR, and the Group General Counsel may be consulted, as appropriate.

7.

The Aegon Employee will be informed of the final outcome of the inquiry and the sanction(s) imposed in case of a violation of this policy. The decision is open to appeal in accordance with article 9.9.

Aegon Ltd. Insider Dealing Policy	29

9.8	Transaction cancellation, reversal and liquidation

1.

The Global Head of Compliance can order the cancellation or reversal of any transaction and/or the liquidation of any holding on terms considered reasonable. This may result in the Aegon Employee’s discharge of any profits earned and personally bearing the cost of any loss on, or costs related to the correction of the original transaction.

2.	Aegon is not liable for any financial disadvantage of any Aegon Employee as a result of the application of this policy.

9.9	Appeal against decisions

1.

A Member of the Board of Aegon may appeal against a decision under article 5.4, 9.3 or 9.7(7) to the Chairman of the Board of Aegon. The appeal may be addressed to the Chairman of the Audit Committee if an appeal is made by the Chairman of the Board of Aegon.

2.

An Aegon Employee may appeal in writing against a decision of the Global Head of Compliance to the Chief Executive Officer of Aegon with regards to decisions under article 5.4, 9.3 or 9.7(7). The Chief Executive Officer of Aegon will take a decision on the appeal within four weeks after receipt of the letter of appeal. The Aegon Employee will be informed in writing about the decision which is binding for all the parties involved.

3.

An appeal lodged under this article shall not suspend the decision of the Global Head of Compliance, unless respectively the Chief Executive Officer of Aegon, the Chairman of the Board of Aegon, or the Chairman of the Audit Committee decides otherwise.

30	Aegon Ltd. Insider Dealing Policy

10.	Sanctions

A violation of any provision of this policy may have consequences for the employment of an Aegon Employee, and may also constitute a criminal or administrative offense. The maximum criminal and administrative sanctions are set out below.

10.1	Criminal Sanctions

The following maximum criminal sanctions apply:

a.	Violation of any of the prohibitions above is subject to a maximum period of imprisonment of 6 years;

b.	Violation of any of the prohibitions above is subject to a sentence of community service;

c.

Violation of any of the prohibitions above is in principle subject to a “5th category fine”. A fine of the 6th category can be imposed if (i) a legal entity has committed the violation, or (ii) the value of the relevant assets with which or in relation to which the violation has been committed exceeds one-fourth of the maximum amount of the fine. A fine of up to 10% of the legal entity’s annual turnover can be imposed if a fine of the 6th category does not impose an appropriate sanction[10];

d.	Additional penalties and measures can be imposed.

10.2	Administrative Sanctions

In case of an administrative offense, the AFM can:

a.

Impose an administrative fine. For natural persons, the maximum for such fine is EUR 5 million or EUR 10 million in case of recidivism. For legal persons, the maximum for such fine is EUR 15 million or EUR 30 million in case of recidivism, or 15% of the total consolidated annual turnover. By way of derogation from the above, the AFM can, for both natural persons and legal persons, impose a fine of up to 3 times the amount of the proceeds. The AFM will in principle publish any imposed fine;

b.	Impose an order subject to an incremental penalty. The AFM will in principle publish any such imposed order;

c.	Issue a public warning; and

d.

Impose a temporary ban of a natural person who is held responsible for a violation of any of the prohibitions above from dealing on one’s own account. Such a ban can be imposed for one year and can be extended by a maximum of one year.

10.3	Other Sanctions

In the event of a violation of any provision of this policy, Aegon reserves the right to impose any sanctions which Aegon is entitled to impose pursuant to the law and/or the (employment) agreement with the person in question. Such sanctions may include (downward) adjustment of variable compensation, and immediate termination of employment, even if no criminal or administrative sanctions are imposed. Furthermore, Aegon may also be required to file an incident report with the appropriate regulatory bodies.

10

As per 1 January 2022, the fines are: 5th category: EUR 90,000 maximum and 6th category: EUR 900,000 maximum. The maximum fines are subject to indexation in accordance with the consumer price index (update every two years with effect as of the 1st of January).

Aegon Ltd. Insider Dealing Policy	31

11.	Final provisions

11.1	Notification of infringements

Aegon Employees who observed or suspect an actual or potential breach of this policy shall immediately notify the Global Head of Compliance (groupcomplianceofficer@aegon.com). Aegon Speak Up is available for anyone who wishes to raise their concern confidentially or anonymously. For more information please visit www.aegon.com/speakup.

11.2	Approval and effective date

This policy is approved by the Board of Aegon on September 30, 2023 and will be effective as of October 1, 2023. These rules shall replace the ‘Aegon N.V. Insider Dealing Policy’ with effect from that date.

11.3	Governing law

This policy is governed by Bermuda law.

32	Aegon Ltd. Insider Dealing Policy

Annex 1 – Definitions

Aegon	Aegon Ltd.

Aegon Employees	Persons working under a contract of employment, or otherwise performing tasks for Aegon Group of companies, including independent contractors, members of the Executive Committee of Aegon and members of the Board of Aegon.

AFM	The Netherlands Authority for the Financial Markets.

Benchmark	Any rate, index or figure, made available to the public or published that is periodically or regularly determined by the application of a formula to, or on the basis of the value of one or more underlying assets or prices, including estimated prices, actual or estimated interest rates or other values, or surveys, and by reference to which the amount payable under a financial instrument or the value of a financial instrument is determined.

Blackout Period	A Blackout Period is an extra unscheduled Closed Period due to a project or event that has been identified as Inside Information. The trading restrictions may extend to further specified Financial Instruments and may also be applicable to a larger group of insiders.

Closed Period	A scheduled period during which specific categories of Insiders are restricted from Trading in Aegon Securities.

Closely Associated Persons	See: Persons Closely Associated.

Deal / Dealing	Acquiring or disposing of, or conducting any other transaction on a person’s own account or for the account of a third party, directly or indirectly, relating to Financial Instruments. Including a cancellation or amendment of an order concerning a Financial Instrument.

ESPP	Employee Share Purchase Plan

Financial Instruments

As defined under item (15) of Article 4(1) of Directive 2014/65/EU (MiFID II):

1. Transferable securities;

2. Money-market instruments;

3. Units in collective investment undertakings;

4. Options, futures, swaps, forward rate agreements and any other derivative contracts relating to securities, currencies, interest rates or yields, emission allowances or other derivatives instruments, financial indices or financial measures which may be settled physically or in cash;

Aegon Ltd. Insider Dealing Policy	33

5. Options, futures, swaps, forwards and any other derivative contracts relating to commodities that must be settled in cash or may be settled in cash at the option of one of the parties other than by reason of default or other termination event;

6. Options, futures, swaps, and any other derivative contract relating to commodities that can be physically settled provided that they are traded on a regulated market, an MTF, or an OTF, except for wholesale energy products traded on an OTF that must be physically settled;

7. Options, futures, swaps, forwards and any other derivative contracts relating to commodities, that can be physically settled not otherwise mentioned in point 6 of this Section and not being for commercial purposes, which have the characteristics of other derivative Financial Instruments;

8. Derivative instruments for the transfer of credit risk;

9. Financial contracts for differences;

10. Options, futures, swaps, forward rate agreements and any other derivative contracts relating to climatic variables, freight rates or inflation rates or other official economic statistics that must be settled in cash or may be settled in cash at the option of one of the parties other than by reason of default or other termination event, as well as any other derivative contracts relating to assets, rights, obligations, indices and measures not otherwise mentioned in this Section, which have the characteristics of other derivative Financial Instruments, having regard to whether, inter alia, they are traded on a regulated market, OTF, or an MTF;

11. Emission allowances consisting of any units recognised for compliance with the requirements of Directive 2003/87/ EC (Emissions Trading Scheme).

Financial Markets	Places where buyers and sellers can Trade Securities.

Inside Information	Information of a precise nature, which has not been made public, relating directly or indirectly, to Aegon or to one or more Financial Instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those Financial Instruments or on the price of related derivative Financial Instruments.

Insider	A person working for Aegon under a contract of employment, or otherwise, who has access to Inside Information relating directly or indirectly to Aegon.

Insider Dealing	Arises where a person possesses Inside Information and uses that information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, Financial Instruments to which that information relates.

34	Aegon Ltd. Insider Dealing Policy

Insider List	A list containing details of individuals who have access to Inside Information on a temporary or permanent basis.

List Manager	A person who is responsible for maintaining a Permanent or Temporary Insider List.

Market Abuse	Market Abuse is a concept that encompasses unlawful behavior in the Financial Markets and, for the purposes of this policy, it should be understood to consist of Insider Dealing, Unlawful Disclosure of Inside Information and Market Manipulation.

Multilateral Trading Facility MTF	A multilateral system, operated by an investment firm or a market operator, which brings together multiple third-party buying and selling interests in Financial Instruments in accordance with the provisions of Title II of MiFID II.

Open Period	A period between two Closed Periods, during which Insiders are in principle free to Trade, unless a Blackout Period is in effect, or an Insider possesses Inside Information.

Organized Trading Facility OTF	A new type of multilateral system which is not an RM or an MTF and which brings together multiple third-party buying and selling interests in non-equity instruments (bonds, structured finance products or derivatives) in accordance with the provisions of Title II of MiFID II (applicable as of 3 January 2018).

OTC Trading	A bilateral contract in which two parties agree on how a particular trade or agreement is to be settled in the future.

Permanent Insiders	Persons who have access at all times to all Inside Information within Aegon.

Person Closely	A Person Closely Associated with a PDMR means:
Associated with a PDMR

a. a spouse, registered partner or life partner of, or other person cohabitating with a PDMR, as if in marriage or registered partnership;

b. a dependent child: a child under the authority of a PDMR, or who is under legal restraint, and a child for whom the PDMR has been appointed as guardian;

c. a relative who has shared the same household with the PDMR for at least one year on the date of the transaction;

d. a legal person, trust or partnership, managed or controlled by, created for the benefit of, or of which the economic interests are essentially the same as those of the PDMR or a person referred to in point (a),(b) or (c).

Aegon Ltd. Insider Dealing Policy	35

PDMR Person Discharging Responsibilities

A Person Discharging Managerial Responsibilities, which means a person within Aegon who is: Managerial

i. A member of the administrative, management or supervisory body of Aegon; or

ii. A senior executive who is not a member of the bodies referred to in item (i), who has regular access to Inside Information relating directly or indirectly to Aegon and has the power to take managerial decisions affecting the future developments and business prospects of Aegon.

Regulated Market RM	A multilateral system operated by and/or managed by a market operator in accordance with the provisions of Title III of MiFID II (Euronext Amsterdam), which brings together or facilitates the bringing together of multiple third-party buying and selling interests in Financial Instruments.

Securities	Financial assets that can be traded, such as share and debt instruments, and derivatives or other Financial Instruments linked to them.

Temporary Insiders	Persons who have access to specific Inside Information related to a project or event.

Trade / Trading	See: Deal / Dealing.

Trading Venue	Refers to a Regulated Market, a Multilateral Trading Facility, or an Organized Trading Facility.

Unlawful Disclosure (of Inside Information)	Arises where an Aegon Employee possesses Inside Information and discloses that information to any other person except where the disclosure is strictly made in the normal exercise of an employment, a profession or duties. Unlawful disclosure also includes the onward disclosure of recommendations or encouragements where the person disclosing the recommendation or inducement knows or ought to know that is was based on Inside Information.

36	Aegon Ltd. Insider Dealing Policy

Annex 2 – Notifiable Transactions

Article	19 of Regulation (EU) 596/2014

Transactions that must be notified shall also include:

a.	The pledging or lending of Financial Instruments by or on behalf of a Person Discharging Managerial Responsibilities or a Person Closely Associated with such a person;

[A pledge, or a similar security interest, of Financial Instruments in connection with the depositing of the Financial Instruments in a custody account does not need to be notified, unless and until such time that such pledge or other security interest is designated to secure a specific credit facility.]

Transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a Person Discharging Managerial Responsibilities or a Person Closely Associated with such a person, including where discretion is exercised;

b.	Transactions made under a life insurance policy, defined in accordance with Directive 2009/138/EC of the European Parliament and of the Council[11], where:

i.	The policyholder is a Person Discharging Managerial Responsibilities or a Person Closely Associated with such a person;

ii.	The investment risk is borne by the policyholder, and;

iii.

The policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy.

Article	10 of Commission Delegated Regulation (EU) 2016/522

Pursuant to Article 19 of Regulation (EU) No 596/2014 and in addition to transactions referred to in Article 19(7) of that Regulation, Persons Discharging Managerial Responsibilities within an issuer and Persons Closely Associated with them shall notify the issuer and the competent authority of their transactions.

Those notified transactions shall include the following:

a.	Acquisition, disposal, short sale, subscription or exchange;

b.

Acceptance or exercise of a stock option, including of a stock option granted to managers or employees as part of their remuneration package, and the disposal of shares stemming from the exercise of a stock option;

c.	Entering into or exercise of equity swaps;

d.	Transactions in or related to derivatives, including cash-settled transactions;

e.	Entering into a contract for difference on a Financial Instrument of the concerned issuer or on emission allowances or auction products based thereon;

11

Directive 2009/138/EC of the European Parliament and of the Council of 25 November 2009 on the taking up and pursuit of the business of Insurance and Reinsurance (Solvency II) (OJ L 335, 17.12.2009, p.1).

Aegon Ltd. Insider Dealing Policy	37

f.	Acquisition, disposal or exercise of rights, including put and call options, and warrants;

g.	Subscription to a capital increase or debt instrument issuance;

h.	Transactions in derivatives and Financial Instruments linked to a debt instrument of the concerned issuer, including credit default swaps;

i.	Conditional transactions upon the occurrence of the conditions and actual execution of the transactions;

j.	Automatic or non-automatic conversion of a Financial Instrument into another Financial Instrument, including the exchange of convertible bonds to shares;

k.	Gifts and donations made or received, and inheritance received;

l.	Transactions executed in index-related products, baskets and derivatives, insofar as required by Article 19 of Regulation (EU) No 596/2014;

m.

Transactions executed in shares or units of investment funds, including alternative investment funds (AIFs) referred to in Article 1 of Directive 2011/61/EU of the European Parliament and of the Council[12], insofar as required by Article 19 of Regulation (EU) No 596/2014;

n.

Transactions executed by manager of an AIF in which the Person Discharging Managerial Responsibilities or a Person Closely Associated with such a person has invested, insofar as required by Article 19 of Regulation (EU) No 596/2014;

o.

Transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a Person Discharging Managerial Responsibilities or a Person Closely Associated with such a person;

p.	Borrowing or lending of shares or debt instruments of the issuer or derivatives or other Financial Instruments linked thereto.

12

Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No 1060/2009 and (EU) No 1095/2010 (OJ L 174, 1.7.2011, p. 1).

38	Aegon Ltd. Insider Dealing Policy

Policy

Policy Library	Group Regulatory Compliance		Policy ID	IDP2022

Policy Name	Aegon Insider Dealing Policy		Version	1.7

Policy Type	Group policy		Risk Type	Legal and Compliance

Governance

Approved by	Aegon Ltd. Board

Effective date	December 1, 2024

Manager	Caroline Macefield		Author	Marc Kuipers

Indicative time for review	Bi-annually		Last review	December 1, 2024

Responsible for review	Group Compliance		Next review	December 1, 2026

Related	Aegon Code of Conduct

Aegon Closed Period Calendar

Published

Internal	Aegon Global Policy House

External	http://Aegon.com/insider-dealing

Version Management

Version	Date	Reviewer	Summary of changes

1.3	01-08-2019	Marc Kuipers	Term ‘’Identified Staff’’ replaced with new terminology in the AGGRF Policy: ‘’Material Risk Taker’’

Some minor editorial changes

1.4	01-12-2019	Marc Kuipers	Article 4.10: trade restrictions for confidential projects and/or events added

Art. 5.4-5.6 Exemptions for trading during a closed period rewritten and updated

Article 5.10 aligned with art. 56 of the EU Benchmark

Regulation 2016/1011

1.5	01-10-2022	Marc Kuipers	Article 3.1: criteria for identification of insiders rewritten

Articles 3.2 and 3.7: Material Risk Taker category deleted

Articles 5.5 and 5.6: Exceptional Circumstances and Characteristics of a transactions corrected

Editorial Changes and URL’s in Articles 5.2 and 5.9

1.6	30-09-2023	Marc Kuipers	Revisions following from the redomiciliation to Bermuda

Governance structure change resulting from moving from a two-tier to a one-tier board

Editorial changes

1.7	25-11-2024	Polina Burshtyn	Article 3.1: new criteria (Corporate Sustainability) for identification of insiders was added

1.8	18-03-2025	Polina Burshtyn	Editorial changes

Aegon Ltd. Insider Dealing Policy	39